                                                                   EXHIBIT 99

                      RACI Holding, Inc. and Subsidiaries
         Reconciliation of Income (Loss) from Operations to EBITDA (A)
                             (Dollars in Millions)

                                                                                                                       Sporting
                                                                                                                         Goods
                                                                              Remington                                Business
                                                            ---------------------------------------------------------  ---------
                                                                                                            1 Month    11 Months
                                                                                                             Ended       Ended
                                                                       Year Ended December 31,              Dec. 31,    Nov. 30,
                                                            ---------------------------------------------  ----------  ---------
                                                              1997        1996        1995         1994       1993       1993
                                                              ----        ----        ----         ----       ----       ----
Net Income (Loss) before Effect of
   Accounting Changes                                      $   5.5     $ (13.8)     $  11.5     $   9.4     $ (2.3)     $   1.4

   Interest Expense                                           23.6        25.1         21.5        20.6        1.5          5.3
   Provision (Benefit) for Income Taxes                        3.5        (7.0)         8.5         6.4       (1.3)         0.6
   Depreciation and Amortization (B)                          15.1        13.9         11.7        10.4        1.0          9.5
   Other Noncash Charges (C)                                   3.7         0.0          0.0        16.8        2.5          0.0
   Nonrecurring and Restructuring Expense (D)                  0.8        11.2          2.8         4.4        0.0          0.0
                                                             -----       -----        -----       -----       ----        -----
   Total                                                      46.7        43.2         44.5        58.6        3.7         15.4
                                                             -----       -----        -----       -----       ----        -----

   EBITDA                                                  $  52.2     $  29.4      $  56.0     $  68.0     $  1.4      $  16.8
                                                             =====       =====        =====       =====       ====        =====



Notes:
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(A)    EBITDA as presented may not be comparable to similar measures reported by other companies. Generally, EBITDA is defined to consist of net income
       (loss), adjusted to exclude cash interest expense, income tax expense, depreciation, amortization, non-cash expenses and charges, gain or loss on sale or write-off of assets and extraordinary, unusual or nonrecurring gains, losses, charges or credits. EBITDA is presented to facilitate a more complete analysis of the Company's financial performance, by adding back non- cash and nonrecurring items to operating income, as an indicator of the Company's ability to generate cash to service debt and other fixed obligations. Investors should not rely on EBITDA as an alternative to operating income or cash flows, as determined in accordance with generally accepted accounting principles, as an indicator of the Company's operating performance, liquidity or ability to meet cash needs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for further discussion of the Company's operating income and cash flows.

(B) Excludes amortization of deferred financing costs of $1.7, $1.6, $1.5 and $1.7 in 1997, 1996, 1995 and 1994, respectively, which is included in interest expense.

(C) Non-cash charges consist of a pension accrual of $3.2 million and $0.5 million loss on disposal of assets in 1997, an Acquisition- related inventory charge of $16.8 million in the year ended December 31, 1994 and $2.5 million in the one month ended December 31, 1993.

(D) Nonrecurring and restructuring expenses excluded in calculating EBITDA consist of the following: (1) for 1997, $0.8 million of unusual and nonrecurring charges; (2) for 1996, $4.9 million in restructuring charges, a $4.7 million nonrecurring charge related to resolving a dispute with the Sellers, and $1.6 million for corporate relocation and employee retraining; (3) for 1995, $2.8 million in nonrecurring charges for computer system implementation and $1.0 million for corporate relocation, net of a $1.0 million nonrecurring research and development-related benefit; and (4) for 1994, $2.3 million for relocating and consolidating the Company's research and development function, $1.8 million in nonrecurring charges for computer system implementation, and $0.3 million for discontinuing the Company's apparel business.